CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the use in this Registration Statement on Form S-1 of our report dated May 9, 2008, with respect to the Consolidated Balance Sheets of Hong Kong Winalite Group, Inc. as of March 31, 2008 and December 31, 2007 and the related Consolidated Statements of Operations, Stockholders’ (deficit) and Cash Flows for each of the three months ended March 31, 2008 and for the period from September 10, 2007 (date of inception) to March 31, 2008.

    We also consent to the reference to us under caption “Experts” in such Registration Statement.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China

July 24, 2008

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